Annual Statement of Compliance Officer’s Certificate

For the period of January 1, 2016 through December 31, 2016 (“Reporting Period”)

I, Typhani Phillips, Director, on behalf of Situs Holdings, LLC, as Special Servicer (the “Certifying Servicer”), for each deal of the Special Servicing Platform, certify to the applicable Depositor, each Other Depositor with respect to a securitization of a Serviced Companion Loan and their officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1)	I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer's activities during the 2016 calendar year (the “Reporting Period”) and the Certifying Servicer's performance under the applicable Pooling and Servicing Agreement or Trust and Servicing Agreement; and

(2)	To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the applicable Pooling and Servicing Agreement or Trust and Servicing Agreement in all material respects throughout the Reporting Period.

SITUS HOLDINGS, LLC

By: /s/ Typhani Phillips	Date: March 14, 2017
Typhani Phillips
Director